UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (date of earliest event reported): March 2, 2007
Finisar Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-27999 (Commission File No.)	94-3038428 (I.R.S. Employer Identification No.)
1389 Moffett Park Drive
Sunnyvale, CA 94089
(Address of principal executive offices)
Registrant’s telephone number, including area code:
(408) 548-1000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.
Item 8.01 Other Events.
SIGNATURES

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.
     On January 4, 2007 and January 10, 2007, Finisar Corporation (the “Company”) filed current reports on Form 8-K and 8-K/A, respectively, reporting that the Company had received three substantially identical purported notices of default (the “Notices”) from U.S. Bank Trust National Association, as trustee (the “Trustee”) for the Company’s 2 1/2% Convertible Senior Subordinated Notes due 2010, its 2 1/2% Convertible Subordinated Notes due 2010 and its 5 1/4% Convertible Subordinated Notes due 2008 (collectively, the “Notes”). The Notices asserted that the Company’s failure to timely file its Form 10-Q report for the quarter ended October 29, 2006 (the “October 10-Q”) with the Securities and Exchange Commission (the “SEC”) and to provide a copy to the Trustee constituted a default under each of the three indentures between the Company and the Trustee governing the respective series of Notes (the “Indentures”). The Notices each indicated that, if the Company did not cure the purported default within 60 days, an “Event of Default” would occur under the respective Indenture. As previously announced, the Company has delayed filing the October 10-Q pending the completion of a review of its historical stock option practices being conducted by the Audit Committee of its Board of Directors, which is still ongoing. The Company plans to file the October 10-Q as soon as practicable following the conclusion of the review.
     As previously reported, the Company believes that it is not in default under the terms of the Indentures. The Company contends that the plain language of each Indenture requires only that the Company file with the Trustee reports that have actually been filed with the SEC, and that, since the October 10-Q has not yet been filed with the SEC, the Company is under no obligation to file it with the Trustee.
     Nevertheless, because the 60-day period to cure the purported default expired on March 5, 2007, the Trustee or holders of at least 25% in aggregate principal amount of one or more series of the Notes may now take the position that an “Event of Default” has occurred under the Indentures and attempt to assert the contractual right to declare all unpaid principal, and any accrued interest, on the Notes of such series to be due and payable. As of the date hereof, there is $250.3 million in aggregate principal amount of Notes outstanding and an aggregate of $3.6 million in accrued interest.
     In anticipation of the expiration of the 60-day cure period, the potential assertion by the Trustee or the noteholders that an “Event of Default” has occurred and a potential attempt to accelerate payment on one or more series of the Notes, the Company, on March 2, 2007 commenced a lawsuit against the Trustee. See Item 8.01 Other Events.
Item 8.01 Other Events.
     On March 2, 2007, the Company commenced a lawsuit in the Superior Court for the State of California for the County of Santa Clara (Case No. 107CV081092) against U.S. Bank Trust National Association, solely in its capacity as Trustee under the Indentures governing the Company’s three outstanding series of convertible subordinated notes, seeking a judicial declaration that the Company is not in default under the three Indentures, based upon the Company’s position, as described in Item 2.04.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: March 7, 2007

Finisar Corporation
By:	/s/ Stephen K. Workman
Stephen K. Workman
Senior Vice President, Finance and Chief Financial Officer